Prepared Remarks of Ted Craver
Chairman and Chief Executive Officer, Edison International
Fourth Quarter 2012 Financial Teleconference
February 26, 2013, 2:00 p.m. (PST)

Today, Edison International reported full-year Core Earnings of $3.92 per share, an 18% increase over 2011. These strong results demonstrate Southern California Edison's ongoing ability to deliver rate base growth and cost management even during an extended period of rate case uncertainty.
On a GAAP basis, we reported a loss of 56 cents per share. This loss reflects the previously announced write-down of our interest in Edison Mission Energy following its bankruptcy filing last December. Although EME will no longer be part of our business portfolio going forward, I want to commend the leadership and employees of EME for their contributions to Edison International over more than 25 years, and their professionalism during some very difficult times. We wish them every success in the future.
Most of my remarks today will concentrate on how we have been, and will be, working to serve our customers and thereby produce long-term value for our shareholders at Edison International. We group this work into three strategic efforts. One, resolving uncertainties and reducing business risk. Two, creating sustainable growth in earnings and dividends. And three, preparing the company for transformative change in our industry. We made notable progress in 2012, although this will be a multi-year effort.
Let me address how we have been resolving uncertainties and reducing business risk. We anticipated 2012 would be a year in which key decisions would be made. Perhaps most important was the need to find the best path for stabilizing EME and determining its future role in the EIX portfolio. The direction for EME is now clear. We reached agreement in December with EME and a majority of the EME bond holders that set forth the terms and conditions under which Edison International will turn over its equity interest in EME to the creditors when EME emerges from bankruptcy. This agreement, referred to as the Transaction Support Agreement, is subject to the bankruptcy court's approval. EME is scheduled to bring the agreement before the court for approval this summer.

For investors, our core business remains Southern California Edison, which continues to have excellent growth prospects. We started last year with two major regulatory uncertainties-SCE's 2012-2014 General Rate Case and its 2013 Cost of Capital. The General Rate Case was decided late last year. Also, the California Public Utilities Commission approved SCE's cost of capital for 2013. And, early this year, a tentative agreement was reached among the major parties in the Cost of Capital proceeding to retain the existing adjustment mechanism through 2015, updated for recent interest rates. This agreement is consistent with what SCE had originally proposed. A Proposed Decision has now been issued, and we expect a final decision by April, if not before.
The remaining significant uncertainty we face involves our San Onofre Nuclear Generating Station, or SONGS. It's worth reviewing what our objectives have been since the tube leak was discovered over a year ago.
First and foremost, nuclear safety is our paramount goal. We do not say this lightly. We mean it. This is why we bristle so when elected officials issue press releases suggesting that SCE was aware of design problems with the replacement steam generators when they were installed at San Onofre. This is just not accurate. And it injects politics into a process that should be free from it. We would NEVER, and DID NOT, install steam generators that we thought were unsafe. Mitsubishi Heavy Industries, the vendor who designed and fabricated the replacement steam generators, even warranted them to us for 20 years.
Our second objective has been to ensure reliability of electric service to our customers. Last summer the co-owners of SONGS, along with several California governmental agencies, implemented several temporary contingencies to avoid interruptions to electric service. We were fortunate to have a relatively cool summer. We are now taking other actions for this coming summer in the event SONGS Unit 2 isn't yet approved to restart. However, we will again need to rely on Mother Nature to be cooperative and the western electric grid to be trouble-free. Longer-term, it would become increasingly difficult to meet reliability requirements without SONGS. Replacement generation and transmission would be necessary, expensive, and take a long time to permit and build.

Our third objective is to receive fair recovery of our costs. We have a proceeding beginning at the CPUC which will determine the ratemaking for the three buckets of costs-replacement power, plant O&M expenses, and the return of, and on, our investment in the plant. There are a few scattered precedents that we can look to for clues as to what fair recovery might look like, including SONGS Unit 1, but these situations are case specific.
As we have previously stated, we are seeking cost recovery from MHI and the nuclear industry insurance provider, NEIL. We provided some updates on our efforts with both entities in our 10K, but let me touch on one aspect related to MHI. There are applicable exceptions both in the MHI contract, and in law, to the MHI warranty cap of $138 million. SCE has notified MHI that it believes one or more of these exceptions now apply and that MHI's liability is not limited to $138 million. MHI has advised SCE that it disagrees. If the disagreement can't be resolved, it may ultimately become subject to dispute resolution procedures set forth in the contract, including international arbitration.
The fourth objective recognizes the importance of timing. Of course, we would like to have the uncertainty surrounding SONGS resolved as quickly as possible. However, given the importance of nuclear safety here, all of us directly involved must spend as much time as is necessary to ensure safety. This is why we spent as much time and money working with MHI and several other independent experts before coming to the conclusion that it is, in fact, safe to restart Unit 2 under the operating parameters we submitted to the NRC. We are convinced it is safe to run the unit. Now the NRC must make its decision.
One more comment about timing. The old adage of “time is money” certainly applies here. It is costly both in dollars and in risk to reliability to have Unit 2 remain idle. Let's be clear, the anti-nuclear interests involved here know that the longer they can tie up SCE and the NRC in process, the more expensive and uncertain the proposition to restart SONGS. San Onofre has been a crucial component of grid stability and electric service reliability for Southern California for many years. Furthermore, nuclear power is an ultra-low carbon power generation source, and helps California meet its ambitious clean energy goals. We would very much like to get the unit operational in time for the summer. Our sincere hope is the technical safety evaluation can occur, and other necessary NRC procedures completed without unnecessary delay, in time to accommodate these reliability and clean energy goals.

The second prong of producing long term shareholder value is creating sustainable growth in earnings and dividends.
Since 2007, SCE has increased rate base by $8.5 billion, or 11% annually. The main drivers of this growth have been implementing state policy mandates, such as 33% renewables and advanced meter technology, along with replacing aging electrical infrastructure. Looking ahead through the balance of the decade, we see solid growth in rate base continuing - even without new policy mandates. SCE will continue to focus its investment in the wires side of the business, and largely leave construction of conventional and renewable power generation to the competitive marketplace.
While we waited for a Rate Case decision that would determine authorized capital spending, SCE managed 2012 capital investment at the existing 2011 authorized levels. Since the Rate Case uncertainty is now behind us, we are moving to increase capital spending in 2013 and 2014 such that we are investing at authorized levels over the three-year rate case cycle.
One of the ways we are ensuring reliable and affordable service for our customers is through operational excellence and cost control. It also is part of creating sustainable growth in grid reliability investments and hence rate base and earnings. We made decisions in 2012 to address SCE's organizational and cost structure to make it more efficient for the future, while effectively managing costs during the extended general rate case review process. This had some positive impacts on costs in 2012, largely through managed attrition, and will contribute to 2013. In the fourth quarter of 2012, SCE recorded severance charges for reductions in force.
SCE is working on other ways to control rates and improve service. We are working with our regulators to address rate design issues, including substantial cross-subsidizations imbedded in current rates. We are also optimizing power procurement, which accounts for about 40% of our total electric rate, to meet policy goals on a least-cost basis. During 2012, SCE also completed its installation of 5 million smart-meters on schedule and ahead of budget. These smart meters provide cost efficiencies to ratepayers and enhanced system reliability; and they allow customers to better manage their energy use and electric bills.

In December, we announced our ninth consecutive yearly dividend increase, to an annual rate of $1.35 per share. We anticipate SCE's capital spending to peak this year, allowing its operating cash flow to expand. This will provide the basis to move our common stock dividend, in steps over time, to our target range of 45 to 55% of utility earnings. This is a payout we consider appropriate given SCE's potential rate base growth. We believe this provides a significant total shareholder return opportunity for Edison International shareholders.
The third, and final, strategic element for creating long-term value is positioning the company for transformative change in the electric power industry. We don't need to go much further than hydraulic fracking, and the impact it's had on reordering the electric generation dispatch stack and gas-price sensitive industries, to understand the potential for transformative change in our industry. There are also the clean tech start-up companies that are so much a part of California's business culture, and of which the State is so proud. While very few of these companies are actually profitable today, they continue to enjoy substantial public policy and venture capital support. We believe these trends require our careful attention, especially given the long-lived nature of our assets.
The question is what is actionable and practical? It starts with exploring the feasibility of developing businesses that capitalize on industry change and leveraging our own knowledge and strengths. Edison International sees merit in the ownership and operation of competitive businesses as a matter of corporate strategy and is exploring areas related to the provision of electric power and infrastructure, including distributed generation, electrification of transportation, water purification, and power management services to the commercial and industrial sector. I don't expect these new initiatives will distract us, nor should they distract investors, from our SCE-focused value proposition. However, I believe it would be foolish to dismiss the potential for substantive change in our industry or in the utility business model. So, we will continue to look for ways to build strategic flexibility and leadership at the right pace that could provide new avenues of growth in a rapidly changing world.
Let's come back to this year. I will finish by talking about our 2013 earnings outlook. Today we are introducing earnings guidance of $3.45 to $3.65 per share. This outlook largely reflects our operational excellence efforts and significant investment in our core wires business.

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